Exhibit 21.1

List of Subsidiaries of Amscan Holdings, Inc.

Name	State/Country of Organization or Incorporation
Amscan de Mexico S.A. de C.V.	Mexico
Amscan Distributors (Canada), Ltd.	Canada
Amscan Holdings Limited	United Kingdom
Amscan Inc.	New York
Amscan International Limited	United Kingdom
Amscan Japan Co., Ltd.	Japan
Amscan Party Goods Pty. Limited	Australia
Amscan Partyartikel Gmbh	Germany
Am-Source, LLC	Rhode Island
Anagram Eden Prairie Property Holdings LLC	Delaware
Anagram Espana S.L.	Spain
Anagram France S.C.S.	France
Anagram International Inc.	Minnesota
Anagram International LLC	Nevada
Anagram International Holdings, Inc.	Minnesota
Christy Asia Limited	Hong Kong
Christy Dressup Limited	United Kingdom
Christy’s By Design Limited	United Kingdom
Christy Garments and Accessories Limited	United Kingdom
C. Riethmüller GMbH	Germany
Convergram de Mexico S. de R.L.	Mexico
Everts Balloon GmbH	Germany
Everts Ballon GmbH	Germany
Everts International Ltd.	United Kingdom
Everts Malaysia SDN BHD	Malaysia
Factory Card & Party Outlet Corp.	Delaware
Factory Card Outlet of America Ltd.	Illinois
Gags & Games, Inc.	Michigan
JCS Hong Kong Limited	Hong Kong
JCS Packaging Inc.	New York
M&D Industries Inc.	Delaware
PA Acquisition Corp.	Delaware
Party America Franchising Corp.	Minnesota
Party Ballons Int. GmbH	Germany
Party City Corporation	Delaware
Party City Franchise Group LLC	Delaware
Party City Franchise Group Holdings, LLC	Delaware
Party Packagers Inc.	Ontario
Riethmüller (Hong Kong) Ltd.	Hong Kong
Reithmüller GmBh	Germany
Riethmuller (Polska) Sp.z.o.o.	Poland
SSY Realty Corp.	New York
Trisar, Inc.	California